UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2010

Seahawk Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34231	72-1269401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 2700, Houston, Texas 77046

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 369-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Steven A. Manz, Senior Vice President and Chief Financial Officer of Seahawk Drilling, Inc. (the “Company”), has informed the Company of his intention to retire from the Company. On March 23, 2010, the Company entered into a separation agreement with Mr. Manz (“Separation Agreement”). Pursuant to the terms of the Separation Agreement, the Company and Mr. Manz acknowledged that Mr. Manz’s Amended and Restated Employment/Non-Competition/Confidentiality Agreement, dated August 26, 2009 (“Employment Agreement”), terminated effective March 23, 2010 and his employment will terminate on May 1, 2010, unless terminated prior to that date in the Company’s sole discretion or otherwise extended by written agreement between the Company and Mr. Manz (the “Separation Date”). During the period from March 23, 2010 until the Separation Date, Mr. Manz will be employed as an at-will employee and will continue to receive his salary and employee benefits, each as in effect on March 23, 2010.

Subject to the terms and conditions set forth in the Separation Agreement, the Company agreed to pay Mr. Manz a cash separation fee of $300,000, less required withholdings, which amount reflects one year of Mr. Manz’s base salary, and $75,000, which amount equals a prorated (i.e., four month) portion of his target bonus opportunity for 2010. The first and second payments of the cash separation fee ($10,000 and $140,000, respectively) will be paid on the first payroll period following his termination of employment and the final payment of the separation fee ($225,000) will be paid on the six-month anniversary of the first and second payment date. Mr. Manz will also be paid an amount of cash for all salary earned but unpaid through the Separation Date and for all accrued but unused vacation as of the Separation Date. The Company also agreed to pay on behalf of Mr. Manz up to twelve months of his premiums if he elects to receive continued coverage for himself and his dependents under the Company’s welfare plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

The Separation Agreement provides that Mr. Manz will continue his ownership rights in restricted stock units that were granted to him on August 25, 2009 (25,314 shares of restricted stock units, 8,437 shares of which previously vested and 16,877 are scheduled to vest one-half on August 25, 2010 and one-half on August 25, 2011) and on February 12, 2010 (5,156 shares of restricted stock units that are scheduled to vest on February 12, 2011), and options to purchase the Company’s common stock granted to him on August 25, 2009 (options to purchase 49,560 shares, 16,519 of which previously vested and 33,041 are scheduled to vest one-half on August 25, 2010 and one-half on August 25, 2011), which restricted stock units and options will vest in full following his termination of service provided the terms of the applicable award agreements are satisfied. All other equity awards (including restricted stock units) held by Mr. Manz that are outstanding after his termination of employment, to the extent not vested under the terms of the applicable award agreements, will be forfeited. Any option award held by Mr. Manz, to the extent vested prior to or effective as of his termination of employment, generally will be exercisable for one year following his termination of employment, and thereafter, to the extent not exercised, will be forfeited.

The Separation Agreement also includes, among other terms, releases, reciprocal non-disparagement obligations, and Mr. Manz’s agreement and reaffirmation of his continuing non-solicitation and confidentiality obligations under his Employment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEAHAWK DRILLING, INC.

Date: March 29, 2010	By:	/S/ ALEJANDRO CESTERO
Alejandro Cestero
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

2